Exhibit 4.3

UNISOURCE ENERGY CORPORATION
2006 OMNIBUS STOCK AND INCENTIVE PLAN

NOTICE OF GRANT OF PERFORMANCE SHARES
    This Performance Share Agreement (the “Grant Agreement”) consists of this Grant Notice and the Performance Share Agreement immediately following. It sets forth certain specific terms and conditions governing performance awards under the UniSource Energy Company 2006 Omnibus Stock and Incentive Plan (the “Plan”). All of the terms of the Plan are incorporated herein by reference.

Name of Grantee:	[NAME]
Performance Period::	January 1, 2006 to December 31, 2008
Target Award:	[NUMBER OF SHARES]
Date of Grant	May 5, 2006

PERFORMANCE CRITERIA
Degree of Performance Attainment	Cumulative EPS	% of Target Shares Earned	Cumulative Cash Flow from Ops.	% of Target Shares Earned
Outstanding	$6.38	75%	$901.1M	75%
Target	$6.07	50%	$888.3M	50%
Threshold	$5.80	25%	$879.6M	25%
Less than Threshold	< $5.80	0%	< 879.6M	0%
Intermediate payouts determined by interpolation. EPS and Cash Flow are applied independently, and the percentage of Target Shares earned for each are added together.

BY EXECUTING THIS GRANT AGREEMENT, GRANTEE ACCEPTS PARTICIPATION IN THE PLAN, ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS GRANT AGREEMENT AND THE PLAN, AND AGREES THAT THIS GRANT AGREEMENT AND THE PLAN SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Grant Agreement as of the Grant Date set forth above.

UNISOURCE ENERGY CORPORATION:	GRANTEE:
By:
Name:
Title:	Name:

Performance Share Agreement

UNISOURCE ENERGY CORPORATION
2006 OMNIBUS STOCK AND INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

    The following supplements the Notice of Grant of Performance Shares to which it is attached (the “Grant Notice”), and, together with the Grant Notice, constitutes the “Performance Share Agreement” referenced in the Grant Notice.

    This Performance Share Agreement is entered into and made effective as of the grant date referenced in the Grant Notice (the “Date of Grant”), and is between UniSource Energy Corporation, an Arizona corporation (the “Company”), and the employee of the Company or a subsidiary of the Company (the “Grantee”) referenced in the Grant Notice. Certain capitalized terms, to the extent not defined where they first appear in the Performance Share Agreement, are defined in Section 11 below.

    1.    Performance Shares

    Pursuant to the provisions of the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan (the “Plan”), the Company has awarded Grantee an opportunity to earn shares of the Company’s Common Stock based upon the Company’s performance (the “Performance Shares”) over the Performance Period specified in the Grant Notice, in accordance with and subject to the terms and conditions set forth in this Performance Share Agreement. The Plan and any amendments thereto are incorporated by reference and made a part hereof.

     2.    Earning of Performance Shares; Performance Criteria

    Subject to the terms of the Plan and this Grant Agreement, the Grantee shall be entitled to receive payment of the number and value of Performance Shares earned by the Grantee over the Performance Period, where the number of Performance Shares is determined as a function of the extent to which the corresponding performance goals have been achieved. If a Grantee terminates employment during the Performance Period due to Retirement, Disability or death, the amount of shares earned hereunder shall be determined at the conclusion of the Performance Period based upon actual performance during the Performance Period, as described in Section 3 below.

    Performance Shares are earned based upon performance of “Cumulative Earnings Per Share (EPS)” and “Cumulative Cash Flow from Operations” over the Performance Period. For this purpose, “Cumulative EPS” means the aggregate sum of basic EPS determined in accordance with Statement of Financial Accounting Standards No. 128 and reported on the year-end financial statements of the Company for each complete fiscal year within the Performance Period; and “Cumulative Cash Flow from Operations” means the aggregate sum of net cash flow from operating activities determined in accordance with Statement of Financial Accounting Standards No. 95 and reported on the year-end financial statements of the Company for each complete fiscal year within the Performance Period.

Performance Share Agreement

The highest aggregate number of shares that may be earned under this Grant Agreement is 200% of the number of Target Award specified on the Notice of Grant of Performance Shares (as adjusted pursuant to Section 9 hereof).

     3.    Vesting of Performance Shares

    (a)    Vesting upon Termination of Employment other than for Death, Disability or Retirement - No Change in Control. Performance Shares earned under Section 2 above shall become vested provided that the Grantee remains in continuous employment with the Company or a Subsidiary as an Employee from the Date of Grant through the last day of the Performance Period. Except as otherwise provided in Section 3(b) through (d) or in Section 4 below, or as otherwise determined by the Committee, the Grantee shall forfeit any Performance Shares granted hereunder if he or she terminates employment with the Company and its Subsidiaries on or prior to the last day of the Performance Period.

    (b)    Vesting upon Death or Disability. Notwithstanding Section 3(a) above, if the Grantee terminates employment due to death or Disability, a proportion of outstanding Performance Shares hereunder shall become vested upon the date of the Grantee’s termination of employment, determined by multiplying the number of Performance Shares issued and earned under this Grant Agreement at the conclusion of the Performance Period by a fraction, the numerator of which is the number of completed months of the Grantee’s service during the Performance Period prior to his or her termination of employment, and the denominator of which is thirty-six (36).

    (c)    Vesting upon Retirement. Notwithstanding Section 3(a) above, if the Grantee terminates employment due to Retirement, a proportion of outstanding Performance Shares hereunder shall become vested upon the date of the Grantee’s Retirement, determined by multiplying the number of Performance Shares issued and earned at the conclusion of the Performance Period under this Grant Agreement by a fraction, the numerator of which is the number of completed months of the Grantee’ service during the Performance Period prior to Retirement, and the denominator of which is thirty-six (36); provided, however, that no vesting shall occur hereunder unless the Grantee complies with the provisions of Section 12 below throughout the remaining period of the Performance Period and after the conclusion of the Performance Period until payment of the Performance Shares.

    (d)    Vesting upon Potential Change in Control. Notwithstanding Section 3(a) above, if, during a Potential Change in Control Period, the Company terminates the Grantee’s employment for any reason other than Cause or the Grantee resigns with Good Reason, the Grantee shall become immediately vested in a portion of his or her then outstanding Performance Shares as described in subparagraph (i) or (ii) below:

(i)    If such termination or resignation occurs within the first eighteen (18) months of the Performance Period, the Grantee shall become vested in a number of Performance Shares equal to the number of Target Award shares set forth in the Notice of Grant multiplied by a fraction, the numerator of which is the number of months from the Date of Grant through the end of the month of such termination or resignation and the denominator of which is thirty-six (36).

Performance Share Agreement

(i)    If such termination or resignation occurs after the first eighteen (18) months of the Performance Period, the Grantee shall become vested in the number of Performance Shares the Grantee would have earned if the Performance Period had ended on the date of such termination or resignation.

(e)    Change in Employment Status. The Grantee will not be deemed to have incurred a termination of employment hereunder solely as a result of a temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its Subsidiaries.

        4.    Payment of Performance Shares

Performance Shares will be paid in whole shares of the Common Stock of the Company within two and one-half (2½) months after the end of the Performance Period; provided, however, that payment may be delayed if (a) the Committee reasonably determines that it is administratively impracticable to make payment by the time set forth above or that making such payment will jeopardize the solvency of the Company, (b) calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Company, or (c) the Company reasonably anticipates that such payment (or any portion thereof) would not be deductible by the Company under Internal Revenue Code Section 162(m). If payment is delayed under the preceding sentence, payment will be made as soon as possible after the reason for delay no longer applies. The Company will withhold from any such payout cash or shares of Common Stock having a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company in the appropriate taxing jurisdiction. Any fractional shares will be paid in cash.

Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Grantee who continues as an employee of the Company throughout the Performance Period to elect to defer payment of Performance Shares hereunder by an election made under such terms, in such form, at such time and in such manner as the Committee shall determine, provided that such election shall not be made later than six months prior to the end of the Performance Period.

       5.    Shareholder Rights on Performance Shares

During the Performance Period and until the date of payment of Performance Shares as provided for in Section 4, the Grantee will not have voting rights with respect to the Performance Shares and will not receive or be entitled to receive dividends declared with respect to the Performance Shares during such period.

       6.   Issuance of Restricted Stock upon a Change in Control

(a)   Conversion of Performance Shares. If a Change in Control occurs during the Performance Period, outstanding Performance Shares hereunder will automatically be converted into shares of Common Stock of the Company, as described in subparagraph (i) or (ii) below, whichever is applicable, which shall be subject to forfeiture until vested as described in paragraph (b) below (“Restricted Stock”).

Performance Share Agreement

(i)    If the Change in Control occurs within the first eighteen (18) months of the Performance Period, the Grantee shall receive shares of Restricted Stock equal to the number of Target Award shares set forth in the Notice of Grant.

(ii)    If the Change in Control occurs after the first eighteen (18) months of the Performance Period, the Grantee shall receive shares of Restricted Stock equal to the number of Performance Shares the Grantee would have earned if the Performance Period had ended on the date of the Change in Control.

(b)    Vesting of Restricted Stock. Restricted Stock hereunder shall become vested provided that the Grantee remains in continuous employment with the Company or a Subsidiary as an Employee from the Date of Grant through the last day of the Performance Period or if the Grantee terminates employment due to Retirement, Disability or death. In addition, if the Grantee terminates employment for any reason other than Cause or resignation without Good Reason prior to the end of the Performance Period and within twenty-four (24) months after a Change in Control, all shares of Restricted Stock received under paragraph (a) above shall become fully vested.

(c)    Shareholder Rights for Restricted Stock. The Grantee may exercise full voting rights with respect to shares of Restricted Stock during the Period of Restriction. The Grantee shall be paid regular cash dividends declared by the Company with respect to the underlying Shares during the Period of Restriction. Any other distributions with respect to the underlying Shares shall be held (without provision for interest accrual) subject to the Period of Restriction applicable to the underlying Shares.

       7.    Award Non-Transferable

A Performance Share or share of Restricted Stock may be not be transferred or assigned by the Grantee or by operation of law, other than by will or by the laws of descent and distribution.

       8.    Right to Terminate

NOTHING CONTAINED IN THE GRANT AGREEMENT OR THIS PERFORMANCE SHARE AGREEMENT SHALL CREATE A CONTRACT OF EMPLOYMENT OR GIVE RISE TO A RIGHT TO CONTINUE IN THE EMPLOY OF THE COMPANY OR ANY SUBSIDIARY, OR RESTRICT THE RIGHT OF THE COMPANY OR A SUBSIDIARY TO TERMINATE THE EMPLOYMENT OF THE GRANTEE AT ANY TIME.

       9.     Adjustments

In the event of any change in corporate capitalization, such as a stock split, reverse-split, stock dividend, combination, reclassification or similar recapitalization not involving the payment of consideration, or in the event of a corporate transaction, such as any merger, consolidation, separation, spin-off, reorganization or any partial or complete liquidation of the Company, an adjustment shall be made to the number and class of Performance Shares or Restricted Stock, as applicable, subject to this Agreement, as may be determined to be

Performance Share Agreement

appropriate and equitable by the Administrator, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to this Agreement shall always be a whole number.

       10.    Registration; Restrictions on Transfer

(a)    The Company intends that any shares issued pursuant to this Agreement shall be listed on the New York Stock Exchange or other nationally recognized stock exchange, and registered under the Securities Act of 1933. If no such shares are available at the time of exercise, the Company may require the Grantee to provide such written assurances as it deems necessary to comply with the appropriate exemption from registration and may cause a legend to be placed on the shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. If the listing, registration or qualification of the shares on any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase or issuance of such shares, the Company shall not be obligated to issue or deliver shares earned hereunder unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.

(b)    Shares issued hereunder shall be subject to any restrictions on transfer then in effect pursuant to the Certificate of Incorporation or By-laws of the Company, as each may be amended from time to time, and to any other restrictions or provisions attached hereto and made a part hereof or set forth in any other contract or agreement binding on the Grantee.

        11.    Definitions

For purposes of this Performance Share Agreement, the following terms shall have the following respective meanings.

    (a)    “Administrator” means the Compensation Committee of the Board, or such other committee appointed by the Board to administer and interpret the terms and provisions of the Plan.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Cause” means, as determined by the Administrator in its sole discretion:

(i)    the Grantee’s conviction of a felony involving moral turpitude or entering into a guilty plea or plea of nolo contendere with respect to such crime;

(ii)    the Grantee’s willful and continued failure to substantially perform the duties and responsibilities of the Grantee’s position with the Company after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed such duties or responsibilities;

(iii)    the willful engaging by the Grantee in fraud or dishonesty relating to Grantee’s employment, or other willful misconduct or gross negligence of the Grantee,

Performance Share Agreement

        which conduct is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise; or

(iv)   the Grantee’s willful violation of Company policies, which conduct is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

(d)  “Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(i)    any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 40% of the total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than forty percent (40%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(ii)    a majority of members of the Company’s Board is replaced during any 24-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that if the approval of any federal or state regulatory agency is required in order to effectuate the merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, no such merger or consolidation shall be deemed to have been consummated prior to the attainment of all such required approval(s); or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting

Performance Share Agreement

securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”). If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(f)    “Director” means any individual who is a member of the Board.

(g)    “Disability” .means that the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (iii) has been determined to be totally disabled by the Social Security Administration

(h)    “Employee” means any individual who is an employee of the Company or any Subsidiary.

(i)    “Fair Market Value” means the average of the highest and lowest sales prices of the Stock as reported on the consolidated tape for securities listed on the New York Stock Exchange (“NYSE”) (or, if the Stock is not listed on the NYSE, such other established securities market on which the Stock is traded) on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined by utilization of the above formula as of the immediately preceding date on which there were Stock transactions.

(j)    “Good Reason” for termination by the Grantee of his or her employment shall mean the occurrence (without the Grantee’s express written consent) after a Change in Control or during a Potential Change in Control Period of any one of the following events, unless, except in the case of an act described in subsection (vi) or (vii) below, such event is corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(i)    a change in the Grantee’s position or responsibilities which represents a material and adverse change from the Grantee’s position or responsibilities as in effect

Performance Share Agreement

immediately prior to such change; the assignment to the Grantee of any duties or responsibilities which are substantially inconsistent with the Grantee’s position or responsibilities as in effect immediately prior to such assignment; or any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of such offices or positions, except in connection with termination of the Grantee’s employment for Disability, Cause, as a result of the Grantee’s death or by the Grantee other than for Good Reason;

(ii)    a reduction in the Grantee’s base salary, other than a reduction of base salary of not more than ten percent (10%) generally and simultaneously applicable to all [senior] executives of the Company;

(iii)    a reduction in the bonus and/or incentive compensation opportunity available to the Grantee, unless such reduction is generally and simultaneously applicable to all [senior] executives of the Company;

(iv)    a material reduction in the aggregate value of employee benefits provided or available to the Grantee, unless such reduction is generally and simultaneously applicable to all [senior] executives of the Company;

(v)    the Company requiring the Grantee to be based at an office that is greater than 50 miles from where the Grantee’s office is located immediately prior to the Change in Control and also more than 50 miles from the Grantee’s then current principal place of residence, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Grantee undertook on behalf of the Company prior to the Change in Control; or

(vi)    failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

(vii)    any purported termination of the Grantee’s employment which is not effected pursuant to a notice of termination required under any agreement applicable to the Grantee.

In order for the Grantee’s termination to be deemed to be for Good Reason, the Grantee must deliver written notice of termination to the Company describing the event(s) alleged to constitute Good Reason within ninety (90) days of the occurrence of such event(s). Such notice of termination shall specify the Grantee’s date of termination, which date shall not be earlier than fourteen (14) days nor more than sixty (60) days after the date of the notice of termination. Except in the case of an event described in subsection (vi) or (vii) above, the Company may fully correct the event(s) constituting Good Reason within a reasonable period of time (not to exceed fourteen (14) days) after receiving the notice of termination; provided, however, that no opportunity to correct for any Good Reason event which recurs after a prior correction by the Company.

(k)    “Potential Change in Control” shall be deemed to have occurred if any of the following events shall have occurred:

Performance Share Agreement

(i)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)    the Company publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)    any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(l)    “Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 11(k)(i); immediately upon the abandonment or termination of the applicable agreement; (ii) with respect to a Potential Change in Control occurring pursuant to Section 11(k)(ii), immediately upon a public announcement by the Company that it has abandoned its intention to take or consider taking actions which, if consummated, would result in a Change in Control; or (iii) with respect to a Potential Change in Control occurring pursuant to Section 11(k)(iii) or (iv), upon the two year anniversary of the occurrence of a Potential Change in Control (or, in the case of a Potential Change in Control occurring pursuant to Section 11(k)(iv), such earlier date as may be determined by the Board). In addition to the foregoing, any termination of the Grantee by the Company at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred within a Potential Change in Control Period.

(m)    “Retirement” means termination of employment of the Grantee after he or she has become eligible for an immediate early, normal or late retirement benefit under the terms of a defined benefit pension plan sponsored by the Company and applicable to the Grantee.

(n)    “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

        12.    Restrictive Covenants

This paragraph shall apply upon Retirement of the Grantee, during any period in which any Performance Shares of the Grantee continue to vest and/or be exercisable in accordance with Section 3(b) or 3(d) of this Agreement:

(a)    Non-Competition. The Grantee shall not, without the Board’s prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Grantee shall

Performance Share Agreement

be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business; and (ii) the Grantee shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Grantee and which he has less than a five percent (5%) interest. For purposes of this provision, the term “Competitive Business” shall mean the business of purchasing, supplying, generating, trading, buying (other than as a retail customer), selling or distributing natural gas or electricity, where such business activity occurs in, or originates or terminates in, the State of Arizona, and also refers to any entity (including any subsidiaries, parent entities or other affiliates thereof) which, as of the Grantee’s date of termination, engages in any such business.

(b)    Non-Solicitation. The Grantee will not, directly or indirectly recruit or otherwise solicit or induce any non-clerical employee, director, consultant, customer, vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.

(c)     Confidentiality. The Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Notwithstanding anything herein to the contrary, nothing shall prohibit the Grantee from disclosing any information that is generally known by the public.

(d)    Non-Disparagement. The Grantee will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Grantee from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Grantee.

        13.    Administration and Interpretation

The Administrator shall administer and interpret the terms and provisions of this Performance Share Agreement and of the Plan. Any interpretation and construction by the Administrator of any term or provision of the Plan, this Performance Share Agreement, or other matters related to the Plan shall be final, conclusive and binding upon the Grantee and his or her estate, permitted transferees and assignees, personal representative and beneficiaries.

Performance Share Agreement